CERTIFICATE OF INCORPORATION

OF

HIBERNATION HOLDING COMPANY, INC.

(Pursuant to Sections 241 and 245 of the
General Corporation Law of the State of Delaware)

Hibernation Holding Company, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HEREBY CERTIFY:

FIRST: The name of this corporation is Hibernation Holding Company, Inc. (the "Corporation")

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 8,405,000 shares of Common Stock, $.001 par value per share ("Common Stock"), (ii) 90 shares of Series A Nonconvertible Preferred Stock, $.05 par value per share (the "Series A Preferred Stock"), and (iii) 4,499,910 shares of Series B Convertible Preferred Stock, $.001 par value per share (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to "Sections" or "Subsections" in this Article refer to sections and subsections of this Article Fourth.

  COMMON STOCK

    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of Preferred Stock as authorized herein.

    Voting. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder with respect to any action on which the holders of Common Stock are entitled to vote pursuant to the General Corporation Law or hereunder. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. PREFERRED STOCK.

As used in this Article Fourth, Section B, the following terms shall have the following meanings.

"Liquidation Price" means (i) with respect to the Series A Preferred Stock, $___ per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like), and (ii) with respect to the Series B Preferred Stock, $6.50 per share (as adjusted for any stock splits (including by way of stock dividends), dividends payable in shares paid on the outstanding shares of Common Stock, recapitalizations or the like). [Note that the Series A Liquidation Price will be the per share equivalent of the cumulative Series A liquidation preference in the existing company as of the effective date of the Merger. As of June 30, 2005, the aggregate Series A liquidation preference will be $1,548,000.]

"Series B Original Issue Price" means $6.50 per share.

"Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which the Corporation (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, the stock or other equity interests which entitle such holders generally to elect a majority of the board of directors or other governing body of such legal entity.

    Series of Preferred Stock.

    (a) Series A Preferred Stock and Series B Preferred Stock. The terms of the Series A Preferred Stock and the Series B Preferred Stock are set forth below.

    (b) Blank Check Preferred Stock. Subject to any vote expressly required by the Certificate of Incorporation, and in addition to the authority to issue the Series A Preferred Stock and the Series B Preferred Stock, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law. Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

    Dividends.

    (a) Series A Preferred Stock. Holders of Series A Preferred Stock shall be entitled to receive cumulative dividends computed at the rate of ten percent (10%) per annum on the Liquidation Price that will accrue daily and will compound semi-annually, on the first days of January and July of each year (the "Series A Dividends"), and will be payable in cash upon the earlier to occur of: (i) the liquidation, voluntary or involuntary, of the Corporation, or (ii) the Series A Redemption Dates (in the manner and to the extent set forth in Section 7 herein); provided, however, that the Corporation shall have the option at any earlier time to pay in cash any accrued but unpaid Series A Dividends. Series A Dividends shall be fully paid, or set apart for payment, before any dividends shall be set apart for or paid upon the Common Stock or the Series B Preferred Stock.

    (b) Series B Preferred Stock. Holders of Series B Preferred Stock shall be entitled to receive cumulative, noncompounding, dividends computed at the rate of ten percent (10%) per annum on the Series B Original Issue Price that will accrue daily (the "Series B Dividends"), and will be payable in cash at the option of the Corporation. The Corporation shall not declare, pay or set aside any Series B Dividends (other than dividends payable in shares of Common Stock) unless the holders of Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, all accrued but unpaid Series A Dividends.

    (c) Common Stock. The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock and Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, all accrued but unpaid Series A Dividends and Series B Dividends. Thereafter, from time to time assuming that at each such time all then-accrued Series A Dividends and Series B Dividends are paid up in full, the Corporation may, to the extent legally available therefore and with the consent of the holders of a majority of the shares of Series B Preferred Stock at the time outstanding (the "Required Holders"), pay dividends on shares of Common Stock, until the aggregate amount of such dividends, on a per share basis, are equal to the aggregate amount of all Series B Dividends on a per share basis, determined as if all shares of Series B Preferred Stock had been converted into Common Stock in each case calculated on the record date for determination of holders entitled to receive such dividend. Thereafter, the Corporation shall not declare, pay or set aside any dividends on shares of Common Stock without the consent of the Required Holders and unless, upon each such declaration, payment or setting aside (i) all accrued Series A Dividends and Series B Dividends have been paid in full, and (ii) the holders of Series B Preferred Stock then outstanding shall simultaneously receive a dividend equal in an amount equal to the dividend payable on each such share of Common Stock determined as if all shares of Series B Preferred Stock had been converted into Common Stock in each case calculated on the record date for determination of holders entitled to receive such dividend.

    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

    (a) Preferential Payments to Holders of Series A Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to be paid, with respect to each such share, out of the assets available for distribution to the Corporation's stockholders, whether such assets are capital, surplus or earnings, before any payment shall be made to the holders of Series B Preferred Stock or Common Stock by reason of their ownership thereof, a per share amount equal to the Liquidation Price of the Series A Preferred Stock, plus any accrued but unpaid Series A Dividends. The aggregate amount payable to the holders of Series A Preferred Stock under this Subsection 3(a) is referred to herein as the "Aggregate Series A Liquidation Preference." If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets available for distribution to the Corporation's stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the Aggregate Series A Liquidation Preference, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution.

    (b) Preferential Payments to Holders of Series B Preferred Stock. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after the payment in full of the Aggregate Series A Liquidation Preference but before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, the holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid, with respect to each such share, out of the remaining assets available for distribution to the Corporation's stockholders, whether such assets are capital, surplus or earnings, an amount equal to the greater of (i) the applicable Series B Liquidation Preference or (ii) such amount per share as would have been payable had each such share been converted to Common Stock pursuant to this Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up (without including any Series B Dividends). If the assets to be distributed to the holders of the Series B Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to permit the payment to such stockholders of the full preferential amounts as set forth above, then all of the assets of the Corporation to be distributed shall be distributed ratably among the holders of the Series B Preferred Stock. The "Per Share Series B Liquidation Preference." shall mean a per share amount equal to the Liquidation Price of the Series B Preferred Stock, plus all accrued but unpaid Series B Dividends. The "Aggregate Series B Liquidation Preference" shall mean the Per Share Series B Liquidation Preference payable in the aggregate upon all shares of Series B Preferred Stock.

    (c) Common Stock. After the payment or distribution to the holders of the Series A Preferred Stock and Series B Preferred Stock of the full amounts as set forth in Section 3(a) and 3(b) above, the holders of the Common Stock shall be entitled pro rata, based on the number of shares outstanding, to all the remaining assets of the Corporation.

    (d) Deemed Liquidation Events.

        The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 3 (a "Deemed Liquidation Event"), unless the Required Holders elect otherwise by written notice given to the Corporation at least three (3) days prior to the effective date of any such event:

          a merger or consolidation in which

            the Corporation is a constituent party or

            a Subsidiary is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

          except any such merger or consolidation involving the Corporation or a Subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

          the sale, transfer, disposition, lease or exclusive license, in a single transaction or series of related transactions, by the Corporation or any Subsidiary of all or substantially all the assets of the Corporation and its Subsidiaries taken as a whole, except where such sale, transfer, disposition, lease or exclusive license is to a wholly owned Subsidiary.

        The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 3(d)(i)(A)(I) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3(a), 3(b) and 3(c) above.

        In the event of a Deemed Liquidation Event pursuant to Subsection 3(d)(i)(A)(II) or 3(d)(i)(B) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (A) the Corporation shall send a written notice to each holder of Series A Preferred Stock and Series B Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (b) to require the redemption of such shares of Series A Preferred Stock and Series B Preferred Stock, and (b) if the holders of at least a majority of the shares of Series A Preferred Stock and the Required Holders, as the case may be, so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the "Net Proceeds"), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, (the "Liquidation Redemption Date"), to redeem all outstanding shares of Series A Preferred Stock at an aggregate price equal to the Aggregate Series A Liquidation Preference and, after such redemption , to redeem all outstanding shares of Series B Preferred Stock at an aggregate price equal to the Aggregate Series B Liquidation Preference. If the Corporation does not have sufficient lawfully available funds to effect both such redemptions, the Corporation shall redeem a pro rata portion of each holder's shares of Series A Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and then the Corporation shall redeem a pro rata portion of each holder's shares of Series B Preferred Stock to the fullest extent of any remaining Net Proceeds or such lawfully available funds, and shall redeem the remaining shares to have been redeemed as soon as practicable (in the same priority) after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Subsection, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

        If any assets of the Corporation distributed to stockholders in connection with this Section 3 are other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors of the Corporation in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

          The method of valuation of securities not subject to investment letter, escrow or other restrictions on free marketability shall be as follows:

            unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and

            if (I) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

            if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

          The method of valuation of securities subject to investment letter, escrow or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Subsection 3(d)(iv)(A)(I), (II) and (III) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

    Voting.

      Series A Preferred Stock. Except as required by law, holders of Series A Preferred Stock shall have no voting rights whatsoever and shall not be entitled to notice of any meeting of the stockholders of the Corporation.

      Common Stock and Series B Preferred Stock. Except as may be otherwise provided in this Certificate of Incorporation or by law, the holders of Series B Preferred Stock shall vote together with the holders of the Common Stock as a single class on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), with all holders of Series B Preferred Stock entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter.

      At any time when shares of Series B Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the Required Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:

        effect any liquidation, dissolution, winding up, merger, consolidation, recapitalization or reorganization of the Corporation, commence any voluntary bankruptcy proceeding, or consummate a Deemed Liquidation Event, or consent to any of the foregoing; or issue any shares of voting capital stock of the Corporation to any person or group of persons acting in concert that would result in such person or group holding more than 50% of the voting securities of the Corporation;

        amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation or permit any Subsidiary to amend, alter or repeal any provision of its Certificate of Incorporation, Bylaws or other organizational documents;

        create any additional class or series of shares of stock, unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends and redemption rights, or increase the authorized number of shares of Series B Preferred Stock or increase the authorized number of shares of any other class or series of shares of stock, unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends and redemption rights, or create or authorize any obligation or security convertible into shares of any class or series of stock, unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends and redemption rights;

        purchase or redeem, or permit any Subsidiary to purchase or redeem, or pay or declare any dividend or make any distribution on, any shares of stock other than redemptions of or dividends or distributions on the Series A Preferred Stock or Series B Preferred Stock as expressly authorized herein, or permit any Subsidiary to take any such action, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and other than securities repurchased from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

        create, or authorize the creation of, or issue, or authorize the issuance of, or permit any Subsidiary to take any such action, any indebtedness for borrowed money of more than $50,000 that is not contained within the annual budget of the Corporation previously approved by either a majority of the Board of Directors or the Required Holders;

    (vi) create, or hold capital stock in, any Subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect Subsidiary of the Corporation, or permit any direct or indirect Subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) all or substantially all of the assets of such Subsidiary;

    (vii) make any acquisition of a "business" within the meaning of Rule 11-01(d) of Regulation S-X promulgated by the Securities and Exchange Commission;

    (viii) enter into any transactions with any "affiliate" of the Corporation, as that term is defined under the rules and regulations of the Securities and Exchange Commission; or

    (ix) make any material change in the principal business activity of the Corporation.

    (d) Board of Directors. The Board of Directors shall consist of seven (7) Directors, four of whom will be elected by the holders of the Series B Preferred Stock, one of whom will be the Chief Executive Officer of the Corporation, and two of whom will be independent Directors who will be elected by separate votes of the Required Holders and holders of a majority of the outstanding Common Stock. The size of the Board of Directors may be increased or decreased by the vote of the Required Holders, provided, however, that the seats reserved for the Chief Executive Officer of the Corporation and the two independent Directors may not be removed without a separate class vote of a majority of the shares of the Common Stock.

    Optional Conversion.

    The holders of Series A Preferred Stock shall have no right to convert the Series A Preferred Stock into Common Stock.

    The holders of Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

      Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price (as adjusted for any stock splits, stock dividends, recapitalizations or the like), by the Series B Conversion Price (as defined below) in effect at the time of conversion. The "Series B Conversion Price" shall initially be equal to the Series B Original Issue Price. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock.

      Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.

      Mechanics of Conversion.

        In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the "Conversion Time"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

        The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price applicable to the Series B Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

        All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

        Upon any such conversion, no adjustment to the Conversion Price applicable to the Series B Preferred Stock shall be made for any accrued but unpaid Series B Dividends.

        The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

      Adjustments to Conversion Price for Dilutive Issuances.

        Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

          "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(d)(iii) below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than the following ("Exempted Securities"):

            shares of Common Stock issued or deemed issued as a dividend or distribution on the Series B Preferred Stock;

            shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 5(f) or 5(g) below;

            up to [_________] shares of Common Stock [to be equal to 12% of the outstanding capitalization of the Corporation] (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its Subsidiaries, or such other persons approved by the Board of Directors, pursuant to the [2005 Stock Option and Incentive Plan of the Corporation], whether issued before or after the Series B Original Issue Date (provided that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants (or as new Options) pursuant to the terms of any such plan, agreement or arrangement);

            shares of Common Stock or Convertible Securities actually issued upon the exercise of Options covered by Subsection 3(d)(i)(A)(III) above, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

            shares of Common Stock or Options therefor issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation, including a majority of the directors elected by the Series B Preferred Stock; and

            shares of Common Stock or Options therefor issued pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the Board of Directors of the Corporation and the Required Holders.

          "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

          "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

          "Series B Original Issue Date" shall mean the date on which the first share of Series B Preferred Stock was issued.

        No Adjustment of Conversion Price. No adjustment to the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least a majority of the shares of the Series B Preferred Stock, voting as a separate series, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

        Deemed Issue of Additional Shares of Common Stock.

          If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

          If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 5(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, such Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (i) the Series B Conversion Price applicable on the original adjustment date, or (ii) the Series B Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

          If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities), the issuance of which did not result in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 5(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 5(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series B Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 5(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective. If the change in such Option or Convertible Security causes an adjustment pursuant to this provision and such Option or Convertible Security is then further changed as a result of the adjustments made pursuant to this provision, no further adjustment shall be made hereunder as a result of the further automatic change in such Option or Convertible Security.

        Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5(d)(iii)), without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to such issue, other than in transactions to which paragraphs (f) and (g) below apply, then the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

        CP2 = CP1 * (A + B) ÷ (A + C)

        For purposes of the foregoing formula, the following definitions shall apply:

          CP2 shall mean the Series B Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

          CP1 shall mean the Series B Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

          "A" shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon conversion of Convertible Securities (including the Series B Preferred Stock) and Options outstanding immediately prior to such issue);

          "B" shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

          "C" shall mean the number of such Additional Shares of Common Stock issued in such transaction.

        Determination of Consideration. For purposes of this Subsection 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

          Cash and Property: Such consideration shall:

            insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

            insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

            in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.

          Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

      Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 5(d)(iv) above, and such issuance dates occur within a period of no more than thirty (30) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any subsequent issuances within such period).

      Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of shares the Series B Preferred Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of shares of the Series B Preferred Stock, the Series B Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share Series B Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

      Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series B Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction:

      (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

      (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

      provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment to the Series B Conversion Price shall be made if the holders of the Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

      Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 2 do not apply to such dividend or distribution, then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

      Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e), (f) or (g) of this Section 5), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

      Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series B Preferred Stock.

      Notice of Record Date. In the event:

        the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

        of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

        of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

    then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Series B Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

    Mandatory Conversion.

      Shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock as follows:

        Upon the closing of the sale of shares of Common Stock to the public (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, with gross proceeds of at least $20,000,000 (a "Public Offering"), all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate applicable to the Series B Preferred Stock; provided, however, that if the price per share of the Common Stock shares being sold in the public offering (the "IPO Price") is less than the Per Share Series B Liquidation Preference, then each holder of the Series B Preferred Stock shall, at the Company's election, either (x) convert all of such holder's shares of Series B Preferred Stock into Common Stock pursuant to Section 5.2(a) herein plus receive a cash payment on account of each such share of Series B Preferred Stock in the amount of the difference between the IPO Price and the Per Share Series B Liquidation Preference, or (y) convert all of such holder's shares of Series B Preferred Stock into that number of shares of Common Stock as, on an as-converted basis, equals the value of the Per Share Series B Liquidation Preference of such holder's Series B Preferred Stock.

        At the election of the Required Holders, all or any portion of the outstanding shares of the Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate applicable to the Series B Preferred Stock; provided, however, if such holders elect to convert less than all outstanding shares of Series B Preferred Stock into Common Stock pursuant to this Section 6(a)(ii), the percentage of a holder's shares of Series B Preferred Stock converted into Common Stock in connection with such partial mandatory conversion shall be the same among all holders of Series B Preferred Stock.

      All holders of record of shares of Series B Preferred Stock shall be given written notice of the date on which shares of Series B Preferred Stock are to be converted into Common Stock pursuant to Section 6(a) (the "Mandatory Conversion Date") and the place designated for mandatory conversion of such shares of Series B Preferred Stock pursuant to this Section 6. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Series B Preferred Stock. Upon receipt of such notice, each holder of shares of Series B Preferred Stock subject to conversion pursuant to Section 6(a) shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft, or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. On the Mandatory Conversion Date, all shares of Series B Preferred Stock subject to conversion pursuant to Section 6(a) shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series B Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive certificates for the number of shares of Common Stock into which such Series B Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for the Series B Preferred Stock subject to conversion hereunder, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 5(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. In case the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered pursuant to this Section 6(b) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

      All certificates evidencing shares of Series B Preferred Stock subject to conversion hereunder shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series B Preferred Stock subject to conversion shall be deemed to have been converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series B Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

    Series A Redemption.

      Series A Redemption. Subject to the restrictions set forth in Section 7(f) herein, shares of Series A Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a per share price equal to the Liquidation Price of the Series A Preferred Stock, plus any accrued but unpaid Series A Dividends (the "Series A Redemption Price"). The Series A Redemption Price shall be payable in three (3) level, annual installments commencing on the date that is the first anniversary date of the filing of this Certificate of Incorporation with the Secretary of State of Delaware (the "Initial Redemption Date"). Series A Dividends will continue to accrue on the then-unpaid amount of the Series A Redemption Price. On the Initial Redemption Date, the Corporation shall determine the aggregate amount that will be paid over the redemption period, including all Series A Dividends continuing to accrue (the "Aggregate Series A Redemption Amount"), and shall give the holders of the Series A Preferred Stock notice of the amount of each annual level payment in satisfaction thereof. Each such payment shall be allocated between redemption of the shares of Series A Preferred Stock and payment of accruing Series A Dividends in the same manner as principal and interest are customarily allocated to loan payments in a loan being paid in equal level installments combining principal and interest. If the Corporation does not have sufficient funds legally available to redeem on any Series A Redemption Date all shares of Series A Preferred Stock to be redeemed on such Series A Redemption Date, the Corporation shall redeem a pro rata portion of each holder's shares of Series A Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

      Series A Redemption Notice. Written notice of the mandatory redemption (the "Series A Redemption Notice") shall be mailed, postage prepaid, to each holder of record of Series A Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than 40 days prior to each Series A Redemption Date. Each Series A Redemption Notice shall state:

            the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Series A Redemption Date specified in the Series A Redemption Notice;

            the Series A Redemption Date and the Series A Redemption Price;

            the date upon which the holder's right to convert such shares terminates (as determined in accordance with Section 5(a)); and

            that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

      Surrender of Certificates; Payment. On or before the applicable Series A Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Series A Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Series A Redemption Notice, and thereupon the Series A Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

      Rights Subsequent to Redemption. If the Series A Redemption Notice shall have been duly given, and if on the applicable Series A Redemption Date the Series A Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Series A Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Series A Redemption Date and all rights with respect to such shares shall forthwith after the Series A Redemption Date terminate, except only the right of the holders to receive the Series A Redemption Price without interest upon surrender of their certificate or certificates therefor.

      Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any rights granted to the holders of Series A Preferred Stock following redemption.

    (f) No Breach of Debt Covenants. The Corporation's obligation to make any Series A Redemption Payments pursuant to this Section 7 shall be subordinate and subject to the Corporation's compliance with its covenants to its institutional lenders (including any of the Corporation's landlords that have security interests in all or substantially all of the Corporation's assets). The Corporation shall not make any Series A Redemption Payment if (and to the extent that) such payment by the Corporation would, at the time of such payment, create a default or event of default under any agreement of the Corporation with any such institutional lender, but the Corporation shall defer such payment until such time as it can be made without causing any such default or event of default. If any such Series A Redemption Payment is deferred, (i) the amount payable to the holder of the Series A Preferred Stock shall continue to bear interest until such time as it has been paid at a rate equal to the rate of the Series A Dividends, and (ii) the Corporation's inability to make any such Series A Redemption Payment when otherwise due shall not be deemed a default under this Certificate of Incorporation.

    Series B Redemption.

      Series B Redemption. Upon the election of the Required Holders, which election may be made at any time from and after ________, 2013 [to be inserted -- the date that is 8 years after closing date], the shares of Series B Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a per share price equal to the Liquidation Price of the Series B Preferred Stock, plus any accrued but unpaid Series B Dividends (the "Series B Redemption Price"), in one lump sum payment to be made sixty days following the date that notice of such election is delivered to the Corporation by the requisite holders of the Series B Preferred Stock (the "Series B Redemption Date"). If the Corporation does not have sufficient funds legally available to redeem all shares of Series B Preferred Stock to be redeemed on such Series B Redemption Date, the Corporation shall redeem a pro rata portion of each holder's shares of Series B Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares of Series B Preferred Stock to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

      Surrender of Certificates; Payment. On or before the Series B Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed on such Series B Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated by the Corporation in writing, and thereupon the Series B Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such holder.

      Rights Subsequent to Redemption. If on the Series A Redemption Date the Series A Redemption Price payable is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after such Series B Redemption Date and all rights with respect to such shares shall forthwith after the Series B Redemption Date terminate, except only the right of the holders to receive the Series B Redemption Price without interest upon surrender of their certificate or certificates therefor.

      Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any rights granted to the holders of Series B Preferred Stock following redemption.

8. Waiver. Holders of a majority of the then-outstanding shares of Series A Preferred Stock, voting as a separate series, may waive, in any instance and for any reason, any of the rights, preferences and privileges applicable to the Series A Preferred Stock. Holders of a majority of the then-outstanding shares of Series B Preferred Stock, voting as a separate series, may waive, in any instance and for any reason, any of the rights, preferences and privileges applicable to the Series B Preferred Stock.

FIFTH: Subject to any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of the State of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of the State of Delaware shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article Tenth, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee's right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article Tenth for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article Tenth, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article Tenth of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article Tenth, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 30 days after receipt by the Corporation of the written request of Indemnitee, unless the Corporation determines within such 30-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article Tenth, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel acceptable to the Indemnitee and the Corporation (who may, if agreed and to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article Tenth that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee's expenses (including attorneys' fees) reasonably incurred in connection with successfully establishing Indemnitee's right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8. Limitations. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law or of any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee's official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

15. Subsequent Legislation. If the General Corporation Law is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law, as so amended.

ELEVENTH: Subject to any additional vote required by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH: To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An "Excluded Opportunity" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its Subsidiaries, or (ii) any stockholder of the Corporation (or any partner, member, director, stockholder, employee or agent of any such stockholder), other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, "Covered Persons"). No amendment or repeal of this Article Twelfth shall apply to or have any effect on the liability or alleged liability of any director or stockholder of the Corporation for or with respect to any opportunities of which such director or stockholder becomes aware prior to such amendment or repeal.

3. That said Certificate of Incorporation has been duly adopted in accordance with Sections ___ and ___ of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this __ day of _____________, 2005.

By:_________________________